UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 3, 2014

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2014, Ecolab Inc. (“Ecolab”) entered into an amended and restated $2.0 billion unsecured 5-year revolving credit facility that matures in December 2019 (the “5-Year Facility”), among the lenders party thereto, the issuing banks party thereto, Bank of America, N.A., as administrative agent and swing line bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents. The 5-Year Facility amends and restates Ecolab’s existing $1.5 billion unsecured 5-year revolving multicurrency credit facility maturing in September 2016 by, among other things, increasing the aggregate amount of the commitments from $1.5 billion to $2.0 billion and extending the maturity from September 2016 to December 2019.  In connection with the execution of the 5-Year Facility, the maximum amount of commercial paper that may be issued under Ecolab’s U.S. commercial paper program will be correspondingly increased from $1.5 billion to $2.0 billion.

The 5-Year Facility will be used for general corporate purposes, including, without limitation, share repurchases, the repayment of other indebtedness and acquisitions.

Borrowings under the 5-Year Facility bear interest, at Ecolab’s option, at (i) for dollar-denominated loans only under the 5-Year Facility, the base rate (which is equal to the highest of (a) the Bank of America prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.0%) plus an applicable margin or (ii) LIBOR plus an applicable margin.

The 5-Year Facility includes a $100 million letter of credit subfacility and a $75 million swing line loan subfacility.  In connection with the 5-Year Facility, Ecolab must pay (i) a facility fee at a rate per annum which may range from 0.06% to 0.20% of the average daily commitment of each lender and (ii) a fee on each issued and outstanding letter of credit at a rate per annum which may range from 0.69% to 1.30% of the average daily undrawn amount of each letter of credit.  The applicable rates for these fees will be determined based on Ecolab’s credit rating, as described in the 5-Year Facility.

The 5-Year Facility contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio.  The 5-Year Facility also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

In the ordinary course of their respective businesses, one or more of the lenders under the 5-Year Facility, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the 5-Year Facility, which is incorporated herein by reference and attached as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

10.1                             Amended and Restated $2.0 billion 5-Year Revolving Credit Facility, dated as of December 3, 2014, among Ecolab Inc., the lenders party thereto, the issuing banks party thereto, Bank of America, N.A., as administrative agent and swing line bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: December 3, 2014	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

10.1

Amended and Restated $2.0 billion 5-Year Revolving Credit Facility, dated as of December 3, 2014, among Ecolab Inc., the lenders party thereto, the issuing banks party thereto, Bank of America, N.A., as administrative agent and swing line bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents.

Filed herewith electronically.